Exhibit 99.1
Ellington Residential Mortgage REIT Reports Third Quarter 2020 Results
OLD GREENWICH, Connecticut—November 5, 2020
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended September 30, 2020.
Highlights
•Net income of $8.1 million, or $0.66 per share; year-to-date net income of $12.7 million, or $1.03 per share.
•Core Earnings1 of $4.8 million, or $0.39 per share.
•Book value of $13.17 per share as of September 30, 2020, which includes the effect of a third quarter dividend of $0.28 per share. Economic return of 5.1% for the quarter, and year-to-date economic return of 8.5%.
•Net interest margin2 of 2.21%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 21.4%.
•Dividend yield of 10.1% based on the November 4, 2020 closing stock price of $11.13.
•Debt-to-equity ratio of 6.5:1 as of September 30, 2020; adjusted for unsettled purchases and sales, the debt-to-equity ratio was also 6.5:1.
•Net mortgage assets-to-equity ratio of 5.6:1 3as of September 30, 2020.
•Cash and cash equivalents of $61.2 million as of September 30, 2020, in addition to other unencumbered assets of $28.1 million.
Third Quarter 2020 Results
"During the third quarter, Ellington Residential generated net income of $0.66 per share, while Core Earnings increased to $0.39 per share, driven by a strong net interest margin," said Laurence Penn, Chief Executive Officer and President. "EARN has now produced an annualized economic return of 11.5% through the first nine months of 2020, despite the extreme volatility experienced earlier this year.
"The drivers of our strong third quarter results were substantially similar to those that drove our strong second quarter performance. Pay-ups on our specified pools appreciated further, as prepayments remained elevated; our non-Agency RMBS portfolio had another great quarter, as prices continued to recover from the March selloff; and by maintaining our long positions in current coupon TBAs, we again benefited from attractive dollar rolls, which continue to be driven by Federal Reserve purchasing activity. Additionally, the low level of interest rates, together with the low level of interest rate volatility, kept our hedging costs low and supported Agency RMBS valuations.
"During the third quarter, with a presidential election approaching and with the economy still struggling from the pandemic, we kept our overall leverage well below our historical averages. I am extremely pleased that we were able to deliver such strong performance for the quarter while still maintaining this conservative portfolio profile.
"Finally, with mortgage rates persisting at historically low levels, and with the vast majority of outstanding mortgages refinanceable, we are decidedly in the middle of a bona fide refinancing wave. While this presents many challenges for the MBS market—especially in higher coupons—we believe that this environment plays right to our core strengths of prepayment modeling, asset selection, and dynamic interest rate hedging. As we move into the final weeks of the year, we expect this environment to create numerous attractive investment opportunities for us, and our current high levels of liquidity should enable us to capitalize on these opportunities as they arise."
1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of September 30, 2020 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.11 billion and $(209.0) million, respectively, and total shareholders' equity was $162.4 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of September 30, 2020 and June 30, 2020:

	September 30, 2020					June 30, 2020
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$80,451	$86,213	$107.16	$83,106	$103.30	$64,491	$69,169	$107.25	$66,172	$102.61
20-year fixed-rate mortgages	36,481	37,933	103.98	37,757	103.50	1,077	1,191	110.58	1,148	106.59
30-year fixed-rate mortgages	781,388	854,443	109.35	818,178	104.71	825,850	900,003	108.98	861,994	104.38
ARMs	22,518	23,590	104.76	23,011	102.19	25,471	26,827	105.32	26,030	102.19
Reverse mortgages	67,233	74,246	110.43	71,281	106.02	89,561	100,393	112.09	95,451	106.58
Total Agency RMBS	988,071	1,076,425	108.94	1,033,333	104.58	1,006,450	1,097,583	109.05	1,050,795	104.41
Non-Agency RMBS	32,062	24,580	76.66	21,993	68.60	58,642	41,987	71.60	39,016	66.53
Total RMBS(2)	1,020,133	1,101,005	107.93	1,055,326	103.45	1,065,092	1,139,570	106.99	1,089,811	102.32
Agency IOs	n/a	12,615	n/a	14,640	n/a	n/a	14,477	n/a	16,023	n/a
Total mortgage-backed securities		$1,113,620		$1,069,966			$1,154,047		$1,105,834
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes Agency IOs.
The Company's Agency RMBS holdings decreased by 2% to $1.076 billion as of September 30, 2020, from $1.098 billion as of June 30, 2020. Over the same period, the Company's non-Agency RMBS holdings decreased by 41% to $24.6 million, from $42.0 million, as the Company monetized gains in this sector during the third quarter. The Company's Agency RMBS portfolio turnover was 16% for the quarter, as compared to 13% in the prior quarter. In total, the Company's overall RMBS portfolio declined by 3.5% to $1.114 billion as of September 30, 2020, as compared to $1.154 billion as of June 30, 2020.
The increase in shareholders' equity during the quarter, combined with the slight decline in the size of the overall RMBS portfolio, caused the Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, to decrease to 6.5:1 as of September 30, 2020, as compared to 6.8:1 as of June 30, 2020. The Company's net mortgage assets-to-equity ratio also decreased over the same period, to 5.6:1 from 5.9:1. Similar to the prior quarter end, substantially all of the Company's borrowings were secured by specified pools as of September 30, 2020.
As of September 30, 2020, the Company had cash and cash equivalents of approximately $61.2 million, along with other unencumbered assets of $28.1 million. Earlier this year, in response to the significant volatility caused by the spread of COVID-19, the Company strategically reduced the size of its portfolio in order to lower its leverage and enhance its liquidity position. As of September 30, 2020, the size of its portfolio and its debt-to-equity ratio remained lower than historical averages, while its cash and cash equivalents remained higher than historical averages.
The Company's Agency RMBS portfolio performed well during the quarter, driven by strong net interest income and increased pay-ups on its specified pools. During the quarter, mortgage rates declined further and actual and expected prepayment rates rose, which benefited pay-ups on the Company's prepayment-protected specified pools. Average pay-ups on the Company's specified pools increased to 2.55% as of September 30, 2020, as compared to 2.50%4 as of June 30, 2020. Pay-ups are price premiums for specified pools relative to their TBA counterparts. During the quarter, the Company also increased its holdings of long TBAs held for investment, which it concentrated in current coupon production. These investments performed well, driven by Federal Reserve purchasing activity.
During the third quarter the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, and to a lesser extent through the use of short positions in TBAs, U.S. Treasury securities, and futures. The low level of interest rates, together with the low level of interest rate volatility, kept the Company's hedging costs low during the third quarter. During the third quarter, the Company increased the amount of long TBAs held for investment, especially in lower coupon TBAs. Even with these additional purchases, the Company still maintained, as it had throughout the second quarter, a small net short overall TBA position on a notional basis. However, as measured by 10-year equivalents, the Company ended the third quarter with a small net long overall TBA position, as compared to a small net short overall TBA position at the end of the
4 Conformed to current period calculation methodology.

second quarter. Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.
After opportunistically increasing the size of its non-Agency RMBS portfolio in the prior quarter, the Company sold a significant portion of this portfolio during the third quarter, generating net realized gains. The Company expects to continue to vary its allocation to non-Agency RMBS as market opportunities change over time.
Net interest margin and core earnings increased significantly quarter over quarter. These increases were driven by a lower cost of funds, mainly on the Company's repo borrowings, which more than offset lower asset yields.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Core Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three-month periods ended September 30, 2020 and June 30, 2020, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts)	September 30, 2020	June 30, 2020
Net Income (Loss)	$8,118	$21,345
Adjustments:
Net realized (gains) losses on securities	(4,987)	(5,175)
Change in net unrealized (gains) losses on securities	4,575	(15,690)
Net realized (gains) losses on financial derivatives	648	8,452
Change in net unrealized (gains) losses on financial derivatives	(2,803)	(9,505)
Net realized gains (losses) on periodic settlements of interest rate swaps	(271)	(1,223)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(148)	896
Deferred offering costs expensed	39	313
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(405)	3,782
Subtotal	(3,352)	(18,150)
Core Earnings	$4,766	$3,195
Weighted Average Shares Outstanding	12,323,044	12,319,616
Core Earnings Per Share	$0.39	$0.26

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, November 5, 2020, to discuss its financial results for the quarter ended September 30, 2020. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 5989388. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, November 5, 2020, at approximately 2:00 p.m. Eastern Time through Thursday, November 19, 2020 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 5989388. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 12, 2020 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2020	June 30, 2020	September 30, 2020
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$7,776	$3,489	$21,146
Interest expense	(819)	(2,330)	(9,249)
Total net interest income	6,957	1,159	11,897
EXPENSES
Management fees to affiliate	611	594	1,731
Professional fees	237	598	1,043
Compensation expense	140	142	433
Insurance expense	82	82	239
Other operating expenses	336	316	979
Total expenses	1,406	1,732	4,425
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	4,987	5,175	11,255
Net realized gains (losses) on financial derivatives	(648)	(8,452)	(15,599)
Change in net unrealized gains (losses) on securities	(4,575)	15,690	17,883
Change in net unrealized gains (losses) on financial derivatives	2,803	9,505	(8,293)
Total other income (loss)	2,567	21,918	5,246
NET INCOME (LOSS)	$8,118	$21,345	$12,718
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.66	$1.73	$1.03
WEIGHTED AVERAGE SHARES OUTSTANDING	12,323,044	12,319,616	12,359,007
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.28	$0.28	$0.84

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2020	June 30, 2020	December 31, 2019(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$61,193	$50,935	$35,351
Mortgage-backed securities, at fair value	1,113,620	1,154,047	1,401,778
Other investments, at fair value	5,290	411	—
Due from brokers	49,530	38,024	34,596
Financial derivatives–assets, at fair value	1,738	3,115	4,180
Reverse repurchase agreements	20,013	—	2,084
Receivable for securities sold	7,191	40,977	5,500
Interest receivable	4,562	4,289	5,016
Other assets	380	539	604
Total Assets	$1,263,517	$1,292,337	$1,489,109
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,061,640	$909,821	$1,296,272
Payable for securities purchased	5,308	205,950	19,433
Due to brokers	669	1,372	33
Financial derivatives–liabilities, at fair value	7,916	12,144	2,047
U.S. Treasury securities sold short, at fair value	19,986	—	2,070
Dividend payable	3,454	3,450	3,488
Accrued expenses	1,077	837	588
Management fee payable to affiliate	611	594	605
Interest payable	455	492	3,729
Total Liabilities	1,101,116	1,134,660	1,328,265
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,334,636, 12,319,616, and 12,455,758 shares issued and outstanding, respectively)	123	123	124
Additional paid-in-capital	229,551	229,491	230,358
Accumulated deficit	(67,273)	(71,937)	(69,638)
Total Shareholders' Equity	162,401	157,677	160,844
Total Liabilities and Shareholders' Equity	$1,263,517	$1,292,337	$1,489,109
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$13.17	$12.80	$12.91
(1)Derived from audited financial statements as of December 31, 2019.